Exhibit 8.2

March 14, 2025

Boards of Directors

Lake Shore, MHC

Lake Shore Bancorp, Inc., a federal corporation

Lake Shore Bancorp, Inc., a Maryland corporation

Lake Shore Savings Bank

31 East Fourth Street

Dunkirk, New York 14048

RE:	New York State (NYS) Income and Franchise Tax Consequences of Conversion of Lake Shore Bancorp, Inc. from a Federal Mutual Holding Company to a Maryland Stock Corporation

To the Members of the Boards of Directors:

Scope of Opinion

You have requested our opinion with regard to the material New York State (NYS) income and franchise tax consequences resulting directly from the conversion of Lake Shore, MHC, a federally chartered mutual holding company (the “Mutual Holding Company”), from the mutual to the capital stock form of organization (the “Conversion”), pursuant to the Amended and Restated Plan of Conversion and Reorganization of Lake Shore, MHC, dated March 11, 2025 (the “Plan”), and the integrated transactions described below.

In rendering our opinion, we have relied upon the facts, information, assumptions, and representations as contained in the Plan. We have also relied on the facts, assumptions, and federal income tax conclusions set forth in the Federal Tax Opinion issued by Luse Gorman, PC on March 14, 2025. We have reasonably assumed these facts to be complete and accurate and have not independently audited or otherwise verified any of these facts or assumptions. You have represented to us that we have been provided with all of the facts necessary to render our opinion. If any of the facts, assumptions or federal income tax conclusions in the Federal Tax Opinion are inaccurate or incorrect, our opinion expressed herein may require modification.

We have not considered any non-income tax, or federal, local or foreign income tax consequences (other than the NYS General Business Corporation Franchise Tax). We have also not considered NYS taxes other than those recited in this opinion or taxes that might be levied by other states, and, therefore, do not express any opinion regarding the treatment that would be given the transaction by the applicable authorities on any issues outside of the above-specified NYS taxes. We also express no opinion on non-tax issues such as corporate law or securities law matters. We express no opinion other than that as stated below, and neither this opinion nor any prior statements are intended to imply or to be an opinion on any other matters.

For purposes of this opinion, we are relying on the representations as to factual matters provided to us by the Mutual Holding Company, Lake Shore Savings Bank (the “Bank”), Lake Shore Bancorp, Inc., a federal corporation (the “Mid-Tier Holding Company”), and the Holding Company, as set forth in the joint certificate for each of those aforementioned entities, which has been signed by an authorized officer of each of the aforementioned entities and incorporated herein by reference.

Effect of Misstatement of, or Changes in, Facts, Assumptions or Representations

A misstatement or omission of any fact or a change or amendment in any of the facts, assumptions or representations upon which we have relied may require a modification of all or a part of this opinion.

Statement of Facts

Based upon our review of, and in reliance upon, the documents described above, we understand that the relevant facts are as follows:

The Bank became the wholly owned subsidiary of the Mid-Tier Holding Company in 2006. The Mid-Tier Holding Company is a stock holding company, whose shares of common stock are presently listed on the Nasdaq Global Market under the symbol “LBSK.” The Mid-Tier Holding Company’s majority owner is the Mutual Holding Company, which owns 63.4% of its outstanding shares. The owners of the Mutual Holding Company are the depositors of the Bank, who are entitled upon the complete liquidation of the Mutual Holding Company to any liquidation proceeds after the payment of creditors. At December 31, 2024, the Mid-Tier Holding Company had 5,735,226 shares of common stock outstanding of which 2,098,351 shares, or 36.6%, were owned by the public and the remaining 3,636,875 shares or 63.4% of common stock of the Mid-Tier Holding Company were owned by the Mutual Holding Company.

The Boards of Directors of the Mutual Holding Company, the Holding Company, the Mid-Tier Holding Company, and the Bank have adopted the Plan providing for the conversion of the Mutual Holding Company from a federally chartered mutual holding company to the capital stock form of organization. As part of the Conversion, the Holding Company will succeed to all the rights and obligations of the Mutual Holding Company and the Mid-Tier Holding Company and will offer shares of Holding Company Common Stock to eligible depositors of the Bank and members of the general public in the Offering.

Pursuant to the Plan, the Conversion will be effected as follows and in such order as is necessary to consummate the Conversion:

(1) The Holding Company will be organized as a first tier Maryland-chartered stock holding company subsidiary of the Mid-Tier Holding Company.

(2) The Mutual Holding Company will merge with and into the Mid-Tier Holding Company, with the Mid-Tier Holding Company as the surviving entity (the “MHC Merger”), whereby the shares of Mid-Tier Holding Company common stock held by the Mutual Holding Company will be cancelled and Members will constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their liquidation interests in the Mutual Holding Company.

(3) Immediately after the MHC Merger, the Mid-Tier Holding Company will merge with the Holding Company (the “Mid-Tier Merger”), with the Holding Company as the resulting entity. As part of the Mid-Tier Merger, the liquidation interests in Mid-Tier Holding Company constructively received by Members as part of the MHC Merger will automatically, without further action on the part of the holders thereof, be exchanged for an interest in the Liquidation Account maintained by the Holding Company and the Minority Shares will automatically, without further action on the part of the holders thereof, be converted into and become the right to receive Holding Company Common Stock based on the Exchange Ratio (as further described herein).

(4) Concurrently with the Mid-Tier Merger, Lake Shore Savings Bank will convert from a federal savings bank to a New York savings bank and then immediately thereafter to a New York commercial bank (the “Charter Conversion”) and Lake Shore Savings Bank will change its name to Lake Shore Bank.

(5) Immediately after the Mid-Tier Merger, the Holding Company will sell Holding Company Common Stock in the Offering.

(6) The Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank in constructive exchange for additional common stock of the Bank and in exchange for the Bank Liquidation Account.

Following the Conversion, a Liquidation Account will be maintained by the Holding Company for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank. Pursuant to the Plan, the initial balances of the Liquidation Account will be equal to the product of (i) the Majority Ownership Interest and (ii) the Mid-Tier Holding Company’s total stockholders’ equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Conversion, plus the value of the net assets of the Mutual Holding Company as reflected in the latest statement of financial condition of the Mutual Holding Company before the effective date of the Conversion (excluding its ownership of Mid-Tier Holding Company common stock). The terms of the Liquidation Account and Bank Liquidation Account, which supports the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets, are set forth in the Plan.

As part of the Conversion, all of the then-outstanding shares of Mid-Tier Holding Company common stock owned by Minority Stockholders will be converted into and become shares of Holding Company Common Stock pursuant to the Exchange Ratio which ensures that after the Conversion, Minority Stockholders will own in the aggregate the same percentage of Holding Company Common Stock as they held in Mid-Tier

Holding Company common stock immediately prior to the Conversion, exclusive of Minority Stockholders’ purchases of additional shares of Holding Company Common Stock in the Offering, receipt of cash in lieu of fractional shares and adjustment of the exchange ratio to reflect assets held by Mutual Holding Company (other than shares of stock of the Mid-Tier Holding Company). As part of the Conversion, additional shares of Holding Company The stockholders of the Holding Company will be the former Minority Stockholders of the Mid-Tier Holding Company immediately prior to the Conversion, plus those persons who purchase shares of Holding Company Common Stock in the Offering. Nontransferable rights to subscribe for the Holding Company Common Stock have been granted, in order of priority, to Eligible Account Holders, the Bank’s tax-qualified employee plans (“Employee Plans”), Supplemental Eligible Account Holders, and certain depositors of the Bank as of the Voting Record Date who qualify as Voting Members (“Other Members”). Subscription rights are nontransferable. The Holding Company will also offer shares of Holding Company Common Stock not subscribed for in the Subscription Offering, if any, for sale in a Community Offering or Syndicated Community Offering to certain members of the general public (with preferences given first to persons residing in the New York counties of Chautauqua, Erie and Cattaraugus) and if shares remain after the subscription and community offerings, shares may be offered, at the sole discretion of the Bank and Holding Company, to members of the general public in a Syndicated Community Offering. Common Stock will be sold on a priority basis to eligible depositors of the Bank and to members of the public in the Offering.

As a result of the Conversion and Offering, the Holding Company will be a publicly held corporation, will register the Holding Company Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC. The Bank will become a wholly owned subsidiary of the Holding Company and will continue to carry on its business and activities as conducted immediately prior to the Conversion.

Opinion

You have provided us with a copy of the Federal Tax Opinion regarding the Plan in Luse Gorman, PC has opined that the various proposed transactions to be undertaken as part of the Plan will be treated for federal income tax purposes as “reorganizations” within the meaning of §368(a)(1) of the Internal Revenue Code of 1986, as amended.

Our opinion regarding the NYS income and franchise tax consequences related to the Plan adopts and relies upon the facts, representations, assumptions, and conclusions as set forth in the Federal Tax Opinion. Our opinion assumes that the ultimate federal income tax consequences of the Plan will be those as described in the Federal Tax Opinion. Based upon that information, we render the following opinion with respect to the NYS income and franchise tax effects of the Plan:

(1)

It is more likely than not that the federal tax treatment of the Plan, including the MHC Merger and Mid-Tier Merger, will be respected in determining the computation of NYS taxable income (more specifically entitled “business income” for purposes of the NYS General Business Corporation Franchise Tax) of the Mutual Holding Company, Mid-Tier Holding Company, Holding Company, and Bank.

(2)

It is more likely than not that the federal tax treatment of the receipt of subscription rights and/or liquidation interests by depositors (more specifically referred to as Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members) under the Plan will be respected in determining the computation of NYS taxable income (or for corporations, more specifically entitled “business income”) of the depositors who are otherwise required to file a NYS corporate or personal income tax return.

(3)

It is more likely than not that the federal tax treatment of the Plan will be respected in determining the computation of NYS taxable income (or for corporations, more specifically entitled “business income”) of the Mid-Tier Holding Company shareholders upon their exchange of Mid-Tier Holding Company common stock for Holding Company common stock.

(4)

It is more likely than not that the federal tax treatment of the Plan will be respected in determining the computation of NYS taxable income (or for corporations, more specifically entitled “business income”) of the Minority Stockholders who receive payment of cash in lieu of fractional shares upon their exchange of Mid-Tier Holding Company common stock for Holding Company common stock.

Limitations on Opinion

Our opinion is as of March 14, 2025, and we have no responsibility to update this opinion for events, transactions, circumstances, or changes in any of the facts, assumptions or representations occurring after this date. Our opinion is based solely upon our interpretation of the current New York Tax Law, New York Code, New York Department of Taxation administrative interpretations, and judicial interpretations as of the date of this letter, all of which are subject to change. If there is a change, including a change having retroactive effect, in the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations, New York Tax Law, New York Code, New York Department of Taxation administrative interpretations or in the prevailing judicial interpretations of the foregoing, the opinions expressed herein would necessarily have to be reevaluated in light of any such changes. We have no responsibility to update this opinion for any such changes occurring after the date of this letter.

Our opinion is not binding on the New York State Department of Taxation & Finance, and there can be no assurance that the New York State Department of Taxation & Finance will not take a position contrary to the conclusions reached in the opinion. In the event of such disagreement, there can be no assurance that the New York State Department of Taxation & Finance would not prevail in a judicial proceeding.

The opinion expressed herein reflects our assessment of the probable outcome of litigation and other adversarial proceedings based solely on an analysis of the existing tax authorities relating to the issues. It is important, however, to note that litigation and other adversarial proceedings are frequently decided upon the basis of such matters as negotiation and pragmatism upon the outcome of such potential litigation or other adversarial proceedings.

The opinion expressed herein reflects what we regard to be the material NYS income and franchise tax consequences to the Mutual Holding Company, Mid-Tier Holding Company, Holding Company, Bank, Minority Stockholders, and depositors (more specifically referred to as Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members) of the transaction as described herein; nevertheless, it is an opinion only and should not be taken as assurance of the ultimate tax treatment.

Should it finally be determined that the facts or the federal income tax consequences are not as outlined in the Federal Tax Opinion, the NYS income and franchise tax consequences and our New York tax opinion may differ from what is contained herein. If any fact contained in this opinion letter or the Federal Tax Opinion changes to alter the federal tax treatment, it is imperative that we be notified in order to determine the effect on the NYS income and franchise tax consequences, if any. We have no responsibility to update this opinion for events, transactions, circumstances, or changes in any of the facts, assumptions or representations occurring after the date of this letter.

Consent

We hereby consent to the inclusion of this opinion as an exhibit to the Federal Reserve Conversion Application on Form MM-AC and to the Registration Statement on Form S-1. We also hereby consent to the references to our firm under the captions “The Conversion and Offering – Material Income Tax Consequences” and “Legal and Tax Opinions” in the Prospectus included as part of the Federal Reserve Conversion Application on Form MM-AC contained in the Application for Conversion and to the Registration Statement on Form S-1.

Very truly yours,

/s/ Yount, Hyde & Barbour, P.C.